Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Vodafone Group Plc of our report dated March 12, 2010 (June 1, 2010 as to Note 14) relating to the consolidated financial statements of Cellco Partnership d/b/a Verizon Wireless appearing in the Annual Report on Form 20-F of Vodafone Group Plc for the year ended March 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York, United States of America

July 28, 2010